PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	Bruce P. Inglis

5430 LBJ Freeway, Suite 1700 Vice President – Finance and Dallas, Texas 75240 Corporate Controller

(303) 296-5600

TIMET ANNOUNCES PLANS TO EXPAND ITS TITANIUM MELT CAPACITY

DALLAS, TEXAS . . . April 10, 2006 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) today announced that it will construct a new state-of-the-art electron beam (“EB”) cold hearth melt furnace at its facility in Morgantown, Pennsylvania. The new EB furnace will provide TIMET with the additional capacity to melt approximately 8,500 metric tons of titanium metal per year, increasing the Company’s overall EB melt capacity by approximately 54%, depending on product mix.

The latest furnace design capitalizes on TIMET’s leading position in EB melting technology and incorporates sophisticated data acquisition controls, sensors and the Company’s recently patented monitoring systems. The new EB furnace will cost approximately $35 million and upon full commissioning in the first quarter of 2008, will be capable of producing quality titanium products for use in all market sectors.

EB Single Melt (“EBSM”) technology has a long history in the production of commercially pure titanium, while the production of alloyed products has required subsequent final vacuum arc remelting. TIMET has pioneered EBSM production of alloyed products, which has achieved customer acceptance within the industrial and automotive sectors. EBSM provides the necessary productivity improvements to support expansion into these markets due to the elimination of secondary melts, and for some products, downstream forging processes as well.

Christian Léonhard, TIMET’s President and Chief Operating Officer, said, “The decision to increase our EB melting capacity will allow TIMET to capitalize upon recent increased acceptance of EBSM for alloyed titanium for use in both industrial and aerospace applications, providing improved yields and production cycle time reductions. The new EB furnace is one of several major steps, including expansion of the Company’s VDP sponge facility in Henderson, Nevada, that TIMET is taking to meet the growing demand across all market segments and especially within the commercial aerospace sector. TIMET is working closely with its customers to respond appropriately to the current and projected demand levels. The Company believes that strategic investment in world class production facilities, such as the new EB furnace, is essential for TIMET to maintain its position as a leading worldwide producer of titanium metal.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information and involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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